Exhibit 99.1

QTS REPORTS THIRD QUARTER
2015 OPERATING RESULTS

OVERLAND PARK, Kan. – October 27, 2015 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the third quarter ended September 30, 2015.

Third Quarter Highlights

•	Reported Operating FFO of $29.5 million in the third quarter of 2015, an increase of 63.2% compared to the third quarter of 2014. Operating FFO for the third quarter of 2015 on a fully diluted per share basis was $0.61 per share, an increase of 24.7% compared to the third quarter of 2014. Adjusted Operating FFO was $29.7 million in the third quarter of 2015, an increase of 130.4% compared to the third quarter of 2014.

•	Reported Adjusted EBITDA of $39.1 million in the third quarter of 2015, an increase of 50.0% compared to the third quarter of 2014.

•	Reported NOI of $56.5 million in the third quarter of 2015, an increase of 56.1% compared to the third quarter of 2014.

•	Total revenues of $88.9 million recognized in the third quarter of 2015, an increase of 53.4% compared to the third quarter of 2014. Monthly Recurring Revenue (“MRR”) as of September 30, 2015 increased by 58.7% to $26.2 million compared to MRR as of September 30, 2014.

1 QTS Q3 Earnings 2015	Contact: IR@qtsdatacenters.com

“We are pleased to be reporting another strong quarter, with performance that demonstrates the strength of our model. Our continued leasing activity, stable pricing, low churn and strong booked-not-billed backlog reflect the fact that we are meeting the increasingly diverse needs of our sophisticated enterprise customer base with our fully integrated solutions,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “We are also pleased with the progress of the Carpathia integration. Our teams are working well together, and we remain confident in our ability to achieve our synergy and performance targets.”

Financial Results

Net income recognized in the third quarter of 2015 was $8.2 million ($0.17 per basic and diluted share), which included approximately $1.5 million of transaction and integration costs and $2.6 million of income tax benefit, compared to net income of $4.0 million recognized in the third quarter of 2014.

QTS generated Operating FFO of $29.5 million, or $0.61 per fully diluted share, in the third quarter of 2015, which includes a tax benefit of approximately $1.4 million. The $29.5 million of Operating FFO represents an increase of approximately 63.2% compared to $18.1 million for the third quarter of 2014. Adjusted Operating FFO was $29.7 million in the third quarter of 2015, an increase of 130.4% compared to $12.9 million in the third quarter of 2014.

Additionally, QTS generated $39.1 million of Adjusted EBITDA in the third quarter of 2015, an increase of 50.0% compared to $26.1 million for the third quarter of 2014. MRR as of September 30, 2015 was $26.2 million, an increase of 58.7% compared to MRR as of September 30, 2014 of $16.5 million, with total revenues increasing by 53.4% to $88.9 million for the third quarter 2015 compared to $57.9 million for the third quarter 2014.

Leasing Activity

During the third quarter of 2015, QTS entered into customer leases representing approximately $5.6 million of incremental annualized rent, net of downgrades. In general, pricing was above the prior four quarter average. For C1, this increase was due to increased power utilization with only minor changes to space requirements. The increase in C2/C3 pricing was driven by an increased mix of C3 deals which has a higher revenue per square foot. Additionally, the Company benefitted from higher density deployments and a larger mix of smaller C2 deals which tend to have a higher price per square foot.

During the third quarter of 2015, QTS renewed leases with a total annualized rent of $9.2 million at an average rent per square foot of $742, which was 0.9% higher than the annualized rent prior to their respective renewals. In C1, QTS had a significant increase of 18%, which was due to a customer increasing power requirements within their existing space. In C2/C3, there was a minor decrease in pricing which was primarily driven by a few customers reducing their service levels without changing their space requirements. Thus, in aggregate, the renewal rate change in the third quarter of 2015 is in line with the Company’s expectation of low to mid-single digit increases. The Company defines renewals as leases for which the customer retains the same amount of space before and after renewal, which facilitates rate comparability. As summarized in more detail in our supplemental information, there is variability in our renewal rates based on the mix of product types renewed, and renewal rates are expected to increase in the low single digits. Rental churn (which is the MRR impact from a customer completely departing the platform in a given period compared to the total MRR at the beginning of the period) was 0.8% for the third quarter of 2015 and 2.0% for the nine months ended September 30, 2015.

During the third quarter of 2015, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) at an average rent of $490 per square foot compared to a trailing four quarter average of $523 per square foot. This decrease in rent per square foot was primarily driven by significant volume increase and the commencement of larger deals during the quarter that typically price at a lower rate per square foot. When adjusting for the increased volume and square footage brought online during the quarter, QTS’ pricing was in line with expectations.

As of September 30, 2015, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of September 30, 2015) was approximately $5.1 million, or $61.3 million of annualized rent, and compares to $68.7 million at June 30, 2015. The booked-not-billed balance is expected to contribute an incremental $4.1 million to revenue in 2015 (representing $22.5 million in annualized revenues), an incremental $15.4 million in 2016 (representing $21.3 million in annualized revenues), and an incremental $17.5 million in annualized revenues thereafter.

2 QTS Q3 Earnings 2015	Contact: IR@qtsdatacenters.com

Development, Redevelopment, and Acquisitions

During the third quarter of 2015, the Company brought online approximately 3.5 megawatts of gross power and approximately 22,000 net rentable square feet (“NRSF”) of raised floor and various portions of customer specific capital at an aggregate cost of approximately $36 million. In addition, during the third quarter of 2015, the Company continued redevelopment of the Dallas-Fort Worth, Atlanta-Metro, Richmond and Chicago facilities to have space ready for customers later in 2015, 2016 and forward. The Company expects to bring an additional 45,000 raised floor NRSF into service in the remaining quarter of 2015 at an aggregate cost of approximately $72 million. The majority of the capital spend that is not placed into service in 2015 will be for ongoing expansion and development of the Company’s facilities, including the Chicago facility, and to facilitate the booked-not-billed backlog.

Balance Sheet and Liquidity

As of September 30, 2015, QTS’ total debt balance was $820.9 million, resulting in a debt to annualized Adjusted EBITDA of 5.2x. This ratio continues to be impacted by various portions of QTS’ portfolio that were placed into service in the third quarter of 2015 which have not yet produced a stabilized Adjusted EBITDA. In addition, the Company incurred costs included in construction in progress related to revenue which will begin to ramp in the remainder of 2015 and 2016 associated with the Company’s booked-not-billed backlog of $61.3 million in annualized rent. As the revenues associated with this backlog commence, the Company expects its long term debt to Adjusted EBITDA ratio to continue to improve.

In October 2015, the Company amended its unsecured credit facility, increasing the total capacity by $250 million and extending the term. At the same time, the Company terminated its $120 million secured credit facility relating to the Richmond asset. The amended unsecured credit facility has a total capacity of $900 million and includes a $150 million term loan which matures in approximately 5 years, another $150 million term loan which matures in 5.5 years, and a $600 million revolving credit facility which matures in approximately 4 years, with a one year extension option. It also provides for lower borrowing rates of approximately 15 basis points. The unsecured credit facility also includes a $200 million accordion feature. Taking into account the amended unsecured credit facility, the Company’s pro forma total liquidity as of September 30, 2015 was approximately $441 million including cash and cash equivalents and availability under the amended unsecured credit facility.

2015 Guidance

The Company is revising its 2015 guidance. The Company is raising the bottom end of the range for Adjusted EBITDA and now expects a range of $136.0 million to $142.0 million. The Company is raising its guidance for Operating FFO and now expects a range of $100.0 million to $103.0 million and an Operating FFO per share range of $2.20 to $2.26. The Company is maintaining its 2015 guidance on Capital Expenditures, excluding acquisitions, of approximately $300 million to $350 million.

This guidance is calculated based on core revenue growth, excluding acquisitions, in the mid to high teens (which ramp during the year), annual rental churn of 3-5%, and does not contemplate any acquisitions, dispositions or capital markets activity other than those which have already been disclosed.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

Conference Call Details

The Company will host a conference call and webcast on October 28, 2015, at 10:00 a.m., Eastern time (9:00 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 0169276# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

3 QTS Q3 Earnings 2015	Contact: IR@qtsdatacenters.com

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of secure, compliant data center solutions and fully managed services, and the owner of Carpathia Hosting, Inc., a provider of colocation, hybrid cloud services and managed hosting. QTS’ integrated technology service platform of custom data center (C1), colocation (C2) and cloud and managed services (C3) provides flexible, scalable, secure IT solutions for web and IT applications. QTS' Critical Facility Management (CFM) provides increased efficiency and greater performance for third-party data center owners and operators. QTS owns, operates or manages 25 data centers and supports more than 1,000 customers in the United States, Canada, Europe and the Asia Pacific region.

QTS Investor Relations Contact

Jeff Berson – Chief Investment Officer

William Schafer – Chief Financial Officer

ir@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; global, national and local economic conditions; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties, including data centers acquired in our acquisition of Carpathia Hosting, Inc.; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and periodic reports the Company files with the Securities and Exchange Commission.

4 QTS Q3 Earnings 2015	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

 (in thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Real Estate Assets
Land	$52,430	$48,577
Buildings and improvements	1,108,758	914,286
Less: Accumulated depreciation	(222,373)	(180,167)
	938,815	782,696

Construction in progress	353,782	214,719
Real Estate Assets, net	1,292,597	997,415
Cash and cash equivalents	10,730	10,788
Rents and other receivables, net	31,024	15,579
Acquired intangibles, net	119,402	18,000
Deferred costs, net (1)	38,522	37,058
Prepaid expenses	9,074	3,079
Goodwill	174,697	-
Other assets, net (2)	29,445	24,640
TOTAL ASSETS	$1,705,491	$1,106,559

LIABILITIES
Mortgage notes payable	$70,000	$86,600
Unsecured credit facility	400,000	239,838
Senior notes, net of discount	297,914	297,729
Capital lease and lease financing obligations	53,023	13,062
Accounts payable and accrued liabilities	80,893	64,607
Dividends and distributions payable	15,349	10,705
Advance rents, security deposits and other liabilities	19,079	3,302
Deferred income taxes	15,634	-
Deferred income	25,046	10,531
TOTAL LIABILITIES	976,938	726,374

EQUITY

Common stock, $0.01 par value, 450,133,000 shares authorized, 41,101,507 and 29,408,138 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	412	294
Additional paid-in capital	668,246	324,917
Accumulated dividends in excess of earnings	(44,142)	(22,503)
Total stockholders’ equity	624,516	302,708
Noncontrolling interests	104,037	77,477
TOTAL EQUITY	728,553	380,185
TOTAL LIABILITIES AND EQUITY	$1,705,491	$1,106,559

(1)	As of September 30, 2015 and December 31, 2014, deferred costs, net, included $14.5 million and $16.5 million of deferred financing costs net of amortization, respectively, $21.1 million and $17.4 million of deferred leasing costs net of amortization, respectively, and $2.9 million and $3.2 million, net of amortization, related to a leasing arrangement at the Company’s Princeton facility, respectively.
(2)	As of September 30, 2015 and December 31, 2014, other assets, net, primarily included $26.5 million and $21.4 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

5 QTS Q3 Earnings 2015	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and

Comprehensive Income

(unaudited and in thousands)

The following financial data for the nine months ended September 30, 2015 includes the operating results of Carpathia Hosting, Inc. (“Carpathia”) for the period June 16, 2015 (the date the Company acquired Carpathia) through September 30, 2015.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Revenues:	2015	2015	2014	2015	2014
Rental	$62,744	$52,193	$45,448	$164,270	$127,993
Recoveries from customers	6,158	5,582	6,131	17,404	13,674
Cloud and managed services	18,573	8,220	5,242	32,588	14,443
Other (1)	1,415	2,122	1,124	4,131	2,116
Total revenues	88,890	68,117	57,945	218,393	158,226
Operating expenses:
Property operating costs	30,925	22,031	20,369	72,292	53,121
Real estate taxes and insurance	1,462	1,474	1,377	4,421	3,713
Depreciation and amortization	24,486	18,062	15,210	58,791	42,274
General and administrative (2)	19,440	14,615	11,045	47,893	33,296
Restructuring (3)	-	-	226	-	1,272
Transaction and integration costs (4)	1,482	4,669	(195)	6,256	958
Total operating expenses	77,795	60,851	48,032	189,653	134,634

Operating income	11,095	7,266	9,913	28,740	23,592

Other income and expense:
Interest income	1	1	-	2	8
Interest expense	(5,418)	(4,799)	(5,410)	(15,559)	(9,683)
Other expense, net (5)	-	(83)	(470)	(83)	(580)
Income before taxes	5,678	2,385	4,033	13,100	13,337
Tax benefit (expense) of taxable REIT subsidiaries (6)	2,560	3,135	(27)	5,695	(82)
Net income	8,238	5,520	4,006	18,795	13,255
Net income attributable to noncontrolling interests (7)	(1,229)	(888)	(849)	(3,072)	(2,810)
Net income attributable to QTS Realty Trust, Inc.	7,009	4,632	3,157	15,723	10,445

(1)	Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other income items. Straight line rent was $1.5 million, $1.4 million and $1.0 million for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively. Straight line rent was $3.3 million and $1.3 million for the nine months ended September 30, 2015 and 2014, respectively.
(2)	General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 21.9%, 21.5%, and 19.1% of total revenues for the three month periods ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively. General and administrative expenses were 21.9% and 21.0% of total revenues for the nine month periods ended September 30, 2015 and 2014, respectively.
(3)	Restructuring costs – For the three and nine months ended September 30, 2014, the Company incurred $0.2 million and $1.3 million in restructuring costs related to severance costs associated with various remote employees.
(4)	Transaction and integration costs – For the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, the Company recognized $0.1 million, $4.3 million and $(0.2) million, respectively, in transaction costs related to the examination of actual and potential acquisitions. Transaction costs were $4.5 million and $1.0 million for the nine months ended September 30, 2015 and 2014, respectively. The Company also recognized $1.4 million and $1.8 million in integration costs for the three month and nine month periods ended September 30, 2015, which include various costs to integrate QTS and Carpathia, including consulting fees, costs to consolidate office space and costs which are currently duplicated but will be eliminated when QTS and Carpathia are fully integrated.
(5)	Other expense, net – Generally includes write offs of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.
(6)	Tax benefit (expense) of taxable REIT subsidiaries – For the three months ended June 30, 2015, the Company recorded an approximate $3.1 million non-cash tax benefit related to the reversal of valuation allowances of deferred tax assets which was a result of the purchase of Carpathia. For the three months ended September 30, 2015, the Company recorded an additional $2.6 million non-cash tax benefit, aggregating to $5.7 million in non-cash deferred income tax benefit for the nine months ended September 30, 2015.
(7)	Noncontrolling interest –As of September 30, 2015, the noncontrolling ownership interest of QualityTech, LP was 14.3%, which is related to approximately 6.8 million Operating Partnership units outstanding at September 30, 2015 which are convertible into common shares on a one-for-one basis.

6 QTS Q3 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO & Adjusted

Operating FFO

(unaudited and in thousands)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company generally calculates Operating FFO as FFO excluding certain non-routine and primarily non-cash charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance and liquidity between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation, straight line rent adjustments, non-cash deferred taxes and non-cash compensation.

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
FFO
Net income	$8,238	$5,520	$4,006	$18,795	$13,255
Real estate depreciation and amortization	21,022	16,325	13,596	51,649	37,663
FFO	29,260	21,845	17,602	70,444	50,918

Write off of unamortized deferred finance costs	-	83	470	83	580
Restructuring costs	-	-	226	-	1,272
Integration costs	1,360	422	-	1,783	-
Transaction costs	122	4,247	(195)	4,473	958
Non-cash deferred tax benefit associated with transaction and integration costs	(1,206)	-	-	(1,206)	-
Non-cash reversal of deferred tax asset valuation allowance	-	(3,175)	-	(3,175)	-
Operating FFO *	29,536	23,422	18,103	72,402	53,728

Maintenance Capex	(1,408)	(609)	(1,877)	(2,034)	(1,972)
Leasing commissions paid	(3,005)	(3,782)	(5,516)	(9,871)	(10,604)
Amortization of deferred financing costs and bond discount	849	854	522	2,552	1,725
Non real estate depreciation and amortization	3,463	1,682	1,612	7,086	4,610
Straight line rent revenue	(1,463)	(1,371)	(961)	(3,270)	(1,283)
Straight line rent expense	984	211	72	1,266	221
Non-cash deferred tax benefit from operating results	(1,354)	-	-	(1,354)	-
Equity-based compensation expense	2,068	1,831	925	5,206	2,901
Adjusted Operating FFO *	$29,670	$22,238	$12,880	$71,983	$49,326

*	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

7 QTS Q3 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDA and Adjusted EBITDA

(unaudited and in thousands)

The Company calculates EBITDA as net income excluding interest expense and interest income, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating results and also, in part, to assess the value of the Company’s operating portfolio. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, equity-based compensation expense, restructuring charge, gain on legal settlement and gain on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
EBITDA and Adjusted EBITDA
Net income	$8,238	$5,520	$4,006	$18,795	$13,255
Interest expense	5,418	4,799	5,410	15,559	9,683
Interest income	(1)	(1)	-	(2)	(8)
Tax (benefit) expense of taxable REIT subsidiaries	(2,560)	(3,135)	27	(5,695)	82
Depreciation and amortization	24,486	18,062	15,210	58,791	42,274
EBITDA	35,581	25,245	24,653	87,448	65,286

Write off of unamortized deferred finance costs	-	83	470	83	580
Equity-based compensation expense	2,068	1,831	925	5,206	2,901
Restructuring costs	-	-	226	-	1,272
Integration costs	1,360	422	-	1,783	-
Transaction costs	122	4,247	(195)	4,473	958
Adjusted EBITDA	$39,131	$31,828	$26,079	$98,993	$70,997

8 QTS Q3 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI)

(unaudited and in thousands)

The Company calculates net operating income (“NOI”) as net income, excluding: interest expense, interest income, tax expense of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, gain on legal settlement, gain on sale of real estate, restructuring charge and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income to NOI is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Net Operating Income (NOI)
Net income	$8,238	$5,520	$4,006	$18,795	$13,255
Interest expense	5,418	4,799	5,410	15,559	9,683
Interest income	(1)	(1)	-	(2)	(8)
Depreciation and amortization	24,486	18,062	15,210	58,791	42,274
Write off of unamortized deferred finance costs	-	83	470	83	580
Tax (benefit) expense of taxable REIT subsidiaries	(2,560)	(3,135)	27	(5,695)	82
Restructuring costs	-	-	226	-	1,272
Integration costs	1,360	422	-	1,783	-
Transaction costs	122	4,247	(195)	4,473	958
General and administrative expenses	19,440	14,615	11,045	47,893	33,296
NOI (1)	$56,503	$44,612	$36,199	$141,680	$101,392
Breakdown of NOI by facility:
Atlanta-Metro data center	$17,964	$16,875	$14,752	$51,605	$44,348
Atlanta-Suwanee data center	10,376	10,094	9,046	30,600	25,798
Santa Clara data center	3,615	3,574	3,301	10,566	9,349
Richmond data center	5,340	4,933	3,772	14,528	10,158
Sacramento data center	1,870	1,900	1,938	5,641	6,601
Princeton data center	2,331	2,310	2,066	6,990	2,089
Dallas-Fort Worth data center	1,532	1,462	420	3,743	420
Carpathia data centers	12,460	2,250	-	14,710	-
Other facilities	1,015	1,214	904	3,297	2,629
NOI (1)	$56,503	$44,612	$36,199	$141,680	$101,392

(1)	Includes facility level general and administrative expense allocation charges of 4% of revenue for QTS entities and 10% of revenue for Carpathia entities which aggregated to $4.9 million, $2.7 million and $2.3 million for the three month periods ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively, and $10.1 million and $6.3 million for the nine month periods ended September 30, 2015 and 2014, respectively.

9 QTS Q3 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(unaudited and in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Recognized MRR in the period
Total period revenues (GAAP basis)	$88,890	$68,117	$57,945	$218,393	$158,226
Less: Total period recoveries	(6,158)	(5,582)	(6,131)	(17,404)	(13,674)
Total period deferred setup fees	(1,477)	(1,412)	(1,125)	(4,135)	(3,508)
Total period straight line rent and other	(2,959)	(3,170)	(1,726)	(8,221)	(3,711)
Recognized MRR in the period	78,296	57,953	48,963	188,633	137,333

MRR at period end
Total period revenues (GAAP basis)	$88,890	$68,117	$57,945	$218,393	$158,226
Less: Total revenues excluding last month	(59,455)	(41,871)	(38,439)	(188,958)	(138,720)
Total revenues for last month of period	29,435	26,246	19,506	29,435	19,506
Less: Last month recoveries	(1,661)	(2,185)	(1,771)	(1,661)	(1,771)
Last month deferred setup fees	(269)	(513)	(391)	(269)	(391)
Last month straight line rent and other	(1,291)	1,925	(823)	(1,291)	(823)
MRR at period end	$26,214	$25,473	$16,521	$26,214	$16,521

10 QTS Q3 Earnings 2015	Contact: IR@qtsdatacenters.com